OMB APPROVAL

OMB Number:	3235-0059
Expires:	August 31, 2004
Estimated average burden hours per response	14.73

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

eLoyalty Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

150 Field Drive, Suite 250
Lake Forest, Illinois 60045

April 11, 2003

Dear eLoyalty Stockholder:

      On behalf of the Board of Directors and management of eLoyalty Corporation, I cordially invite you to attend the 2003 Annual Meeting of eLoyalty’s stockholders. The Annual Meeting will be held at 9:00 a.m. Central time on Wednesday, May 14, 2003 at the Hawthorn Suites, 10 Westminster Way, Lincolnshire, IL 60069.

      At this year’s Annual Meeting, the agenda includes the proposed election of the two current Class I Directors whose terms of office expire this year and a proposal to ratify the appointment of our independent auditing firm. Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, stockholders will have an opportunity to comment and ask appropriate questions.

      Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, whether or not you plan to attend the meeting in person, we urge you to submit a proxy with your voting instructions by telephone, via the Internet or by signing, dating and mailing your proxy card in accordance with the instructions provided on it.

Sincerely,

Kelly D. Conway
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY AND VOTING INFORMATION
PROPOSAL 1: DIRECTOR ELECTION
General
Board Committees and Meetings
Compensation of Directors
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
Audit Committee Composition and Activities
OTHER BUSINESS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership Information
Section 16(a) Beneficial Ownership Reporting Compliance
STOCK PERFORMANCE GRAPH
EXECUTIVE COMPENSATION
Report of the Compensation Committee
Compensation Committee Interlocks and Insider Participation
Summary Compensation Table
Option Exercises in Fiscal 2002 and Option Values at December 28, 2002
Employment Contracts and Employment Termination and Change in Control Arrangements
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Executive Officers
Directors
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2004
INCORPORATION BY REFERENCE
ADDITIONAL INFORMATION

eLOYALTY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2003

      The Annual Meeting of eLoyalty’s stockholders will be held at 9:00 a.m. Central time on Wednesday, May 14, 2003, at the Hawthorn Suites, 10 Westminster Way, Lincolnshire, IL 60069 for the following purposes:

1.	To elect two Class I Directors to serve for an ensuing term of three years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as eLoyalty’s independent public accountants for the 2003 fiscal year; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These items are more fully described in the following pages of the proxy statement.

      The record date for the Annual Meeting was the close of business on March 24, 2003. Only stockholders of record as of that time and date will be entitled to notice of, and to vote at, the Annual Meeting. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at eLoyalty’s offices at 150 Field Drive, Suite 250, Lake Forest, Illinois, during normal business hours for ten days prior to the Annual Meeting.

      Your vote is important. Stockholders are urged to submit a proxy with their voting instructions as promptly as possible, whether or not they intend to attend the meeting in person. Record holders of eLoyalty shares as of the record date may submit their proxies with voting instructions by using a toll-free telephone number (within the U.S. or Canada) or the Internet. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may submit a proxy containing your voting instructions by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid reply envelope.

By Order of the Board of Directors,

Timothy J. Cunningham
Corporate Secretary

Lake Forest, Illinois

April 11, 2003

PROXY STATEMENT TABLE OF CONTENTS

eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, Illinois 60045

PROXY STATEMENT

FOR
2003 ANNUAL MEETING OF STOCKHOLDERS

PROXY AND VOTING INFORMATION

      The Board of Directors of eLoyalty Corporation (referred to as “eLoyalty,” the “Company” or “we” in this proxy statement) is soliciting your proxy for use at the 2003 Annual Meeting of Stockholders of eLoyalty and any postponements or adjournments thereof (the “Annual Meeting”). These proxy materials are first being mailed to eLoyalty stockholders beginning on or about April 11, 2003.

      Who May Vote. Holders of record of shares of common stock of eLoyalty, $0.01 par value per share (“Common Stock”), and holders of record of shares of the 7% Series B Convertible Preferred Stock of eLoyalty, $0.01 par value per share (“Series B Stock” and, together with the Common Stock, “eLoyalty Stock”), at the close of business on March 24, 2003 (the “Record Date”) may vote at the Annual Meeting. On that date, 11,033,028 shares of eLoyalty Stock, comprising 6,763,371 shares of Common Stock and 4,269,657 shares of Series B Stock, were issued and outstanding and entitled to be voted at the Annual Meeting. Each share of eLoyalty Stock entitles the holder to one vote.

      How to Vote. If you are a holder of record of eLoyalty Stock (that is, you hold your stock in your own name) on the Record Date, you may submit a proxy with your voting instructions by any of the following methods.

•	Through the Internet: Go to the web address, http://www.proxyvoting.com/ELOY and follow the instructions on the proxy card.

•	By Telephone: Call 1-800-435-6710 on a touch-tone telephone from anywhere within the United States or Canada and follow the instructions on the proxy card.

•	By Mail: Complete, sign and mail the proxy card in the enclosed envelope.

      If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card, step-by-step instructions will be provided by recorded telephone message or at the designated Web site on the Internet. Once you have indicated how you want to vote, in accordance with those instructions, you will receive confirmation that your proxy has been successfully submitted by telephone or through the Internet.

      If you hold your shares of eLoyalty Stock in “street name” through a broker, nominee, fiduciary or other custodian, you should check the voting form used by that firm to determine whether you may vote by telephone or through the Internet. If so, use the different toll-free telephone number and Web site address provided on that firm’s voting form for its beneficial owners.

      How Proxies Work. Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you sign and return a proxy card without indicating your voting instructions, they will vote your shares FOR the election of the nominees for Director shown under “Director Election” on the following pages and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2003.

      Revocation of Proxies. You may revoke your proxy at any time before the voting at the Annual Meeting by any of the following methods:

•	submitting a new proxy that is properly signed with a later date;

•	voting again at a later date by telephone or through the Internet — your latest voting instructions will be counted and your earlier instructions, using the same procedures, revoked;

•	sending a properly signed written notice of your revocation to the Secretary of the Company, at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, Attention: Corporate Secretary; or

•	voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

      Quorum. In order to conduct the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of a majority of the 11,033,028 shares of eLoyalty Stock outstanding on the Record Date. Proxies that are submitted by brokers as holders of record and that do not indicate a vote for some of the proposals, because the brokers have not received instructions from their customers or other beneficial owners on how to vote on those proposals and do not have discretionary voting authority, are called “broker non-votes.” We count abstentions, votes withheld with respect to the election of the Director nominees and broker non-votes as present at the Annual Meeting for the purpose of determining a quorum.

      Required Votes. There are differing voting requirements for the various proposals. The nominees for Director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the greatest number of votes will be elected as Directors. Broker non-votes and instructions to withhold authority to vote for a nominee are not counted for this purpose and will not affect the outcome of the election. The Company’s organizational documents do not provide for cumulative voting for directors.

      The other proposal, to ratify appointment of our independent accountants, requires the approval of a majority of the shares of eLoyalty Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting on this proposal will have the same effect as votes against it. Broker non-votes are not counted for this purpose and will have no effect on the outcome of the vote.

      Attending the Annual Meeting. If you are a registered holder of eLoyalty Stock and you plan to attend the Annual Meeting in person, please retain and bring with you the admission ticket attached to the enclosed proxy card. If you hold your shares in “street name” (in the name of a broker or other nominee) and you do not receive an admission ticket, please bring proof of your ownership of eLoyalty shares with you to the Annual Meeting. A bank or brokerage account statement showing that you owned eLoyalty Common Stock on March 24, 2003 would be acceptable for this purpose.

      Reverse Stock Split. Please note that, on December 19, 2001, eLoyalty effected a one-for-ten reverse stock split of the Common Stock. All share numbers and per share amounts presented in this proxy statement have been adjusted to give effect to the reverse stock split.

PROPOSAL 1: DIRECTOR ELECTION

General

      The business and affairs of eLoyalty are managed under the direction of its Board of Directors. The Board of Directors has responsibility for establishing broad corporate policies relating to the overall performance of eLoyalty, rather than day-to-day operating details.

      The Board of Directors is divided into three classes, each of which is elected for a three-year term. Only one class of Directors stands for election at each annual meeting of eLoyalty’s stockholders. During 2002, the Board of Directors increased the total number of Directors constituting the Company’s Board of Directors from five to six, in accordance with the Company’s By-laws, and appointed John C. Staley to the vacancy in Class II created by that increase. At this year’s Annual Meeting, the Class I Directors stand for election. Two Directors, Tench Coxe and John T. Kohler, are in Class I and have been nominated by the Board to stand at the Annual Meeting for reelection to a three-year term expiring in 2006. If for any reason either Mr. Coxe or Mr. Kohler becomes unable or is unwilling to serve at the time of the meeting, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote for a substitute nominee and would vote for the substitute nominee selected by the Board of Directors. It is not anticipated that either Mr. Coxe or Mr. Kohler will be unavailable for election.

      The following sets forth information regarding the nominees for election as Directors at this Annual Meeting and each Director continuing in office, including his age, present principal occupation, other business experience during at least the last five years, directorships in other publicly held companies and period of service as a Director of eLoyalty.

Nominees for Election as Class I Director at this Annual Meeting (to a three-year term expiring in 2006):

      Tench Coxe, age 45, is a managing director of the general partner of Sutter Hill Ventures, A California Limited Partnership (“Sutter Hill”), a venture capital company located in Palo Alto, California, and has held that position since 1987. Mr. Coxe is a Director of Clarus Corporation, Copper Mountain Networks, Inc., NVIDIA Corporation and various private companies. He has been a Director of eLoyalty and the Chairman of the Board of Directors since February 2000.

      John T. Kohler, age 56, is the former President and Chief Executive Officer of Technology Solutions Company (“TSC”), the business consulting and system integration company which included eLoyalty as a division prior to its spin-off in February 2000. Mr. Kohler held such office from 1995 until his retirement in February 2000. He joined TSC as Senior Vice President in 1992, was promoted to Executive Vice President and named to the Office of the Chairman in 1993 and became President and Chief Operating Officer in 1994. He has been a Director of eLoyalty since May 1999.

Class II Directors whose Present Terms Continue until 2004:

      Jay C. Hoag, age 44, is a general partner of Technology Crossover Ventures (“TCV”), a venture capital firm located in Palo Alto, California, and has held that position since 1995. Mr. Hoag is on the Board of Directors of Altiris, Inc., Expedia, Inc. and Netflix, Inc., as well a private company. He has been a Director of eLoyalty since February 2000.

      John C. Staley, age 61, is the former Managing Partner — Lake Michigan Area of Ernst & Young LLP, a global audit and tax firm, a position that he held from 1985 to his retirement in June 2001. Mr. Staley is a Director of Centerpoint Properties Trust as well as various private companies. Mr. Staley has been a Director of eLoyalty since August 2002.

Class III Directors whose Present Terms Continue until 2005:

      Kelly D. Conway, age 46, is the President and Chief Executive Officer of eLoyalty, a position he has held since its incorporation in May 1999 as a subsidiary of TSC. Mr. Conway joined TSC in November 1993 as Senior Vice President, assumed the position of Executive Vice President in July 1995 and became Group President in October 1998. He has been a Director of eLoyalty since May 1999.

      Michael J. Murray, age 58, is the retired President of Global Corporate and Investment Banking at Bank of America Corporation, a banking and financial services company. He held such office from 1998 until his retirement in July 2000. From March 1997 until the BankAmerica-NationsBank merger in 1998, Mr. Murray headed BankAmerica Corporation’s Global Wholesale Bank and was responsible for its business with large corporate, international and government clients around the world. Mr. Murray was named a BankAmerica Vice Chairman and head of the United States and International Groups in September 1995. He serves as a

Director of CNF Corporation and Neoforma Inc., as well as various private companies. Mr. Murray has been a Director of eLoyalty since June 1999.

Board Committees and Meetings

      The eLoyalty Board of Directors held 5 meetings during the fiscal year ended December 28, 2002. During this period, each of the incumbent Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board committees on which he served that were held during his period of service.

      The Board of Directors has two standing committees to assist it in the discharge of its responsibilities: an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating or similar committee.

      The Audit Committee, which is currently composed of Mr. Murray, as Chairman, and Messrs. Coxe, Kohler and Staley, met 8 times during the last fiscal year. The Audit Committee reviews the Company’s accounting functions, operations and management, its financial reporting process and the adequacy and effectiveness of its internal controls. It also appoints the independent public accountants for the Company, subject to ratification by the stockholders at their Annual Meeting. In connection with its duties, the Audit Committee periodically meets privately with the Company’s independent public accountants. A report of the Audit Committee appears elsewhere in this proxy statement.

      The Compensation Committee, whose current members are Mr. Coxe, as Chairman, and Mr. Hoag, met 3 times during the last fiscal year. The Compensation Committee reviews and acts with respect to stock incentive and other employee benefit plans, and approves or makes recommendations to the Board of Directors with respect to the salary and annual incentive compensation of, and stock awards for, executive officers of eLoyalty. A report of the Compensation Committee appears later in this proxy statement.

      In 2002, The Nasdaq Stock Market proposed numerous changes to its corporate governance-related rules for listed companies. These changes, which are not yet effective and continue to evolve, include, among others, a requirement that the Board of Directors consist of a majority of independent Directors, new requirements regarding the role of independent directors of a listed company and enhanced independence standards for directors. In addition, on April 1, 2003, the Securities and Exchange Commission adopted enhanced independence standards for audit committee members that will apply for eLoyalty beginning in 2004. The Company continues to monitor developments in this area and intends to review the functioning of the Board of Directors and its committees and to make necessary modifications, if any, based on the new rules as they are finalized and become effective.

Compensation of Directors

      During eLoyalty’s fiscal year ended December 28, 2002, Directors who were not employees of eLoyalty or any of its subsidiaries (“non-employee Directors”) each received $1,500 for their attendance at each meeting of the Board of Directors, $2,000 per Audit Committee meeting attended and $1,000 per Compensation Committee meeting attended ($500 for any Compensation Committee meeting held in tandem with any meeting of the Board of Directors). Mr. Hoag historically has declined to accept any such compensation for his service as a member of the Board of Directors or the committees on which he served. The Company also reimburses Directors for their travel-related expenses incurred in attending meetings of the Board of Directors and its committees.

      In addition to meeting attendance fees, non-employee Directors are eligible to receive automatic grants of stock options under the eLoyalty Corporation 1999 Stock Incentive Plan (the “1999 plan”). The 1999 plan provides for each non-employee Director to receive: (i) an option to purchase 5,000 shares of eLoyalty Common Stock upon commencement of service as a Director (an “Initial Grant”); and (ii) an option to purchase 1,200 shares of eLoyalty Common Stock on the day following the date of each annual meeting of eLoyalty stockholders during which such service continues (an “Annual Grant”). Stock options granted to non-employee Directors have an exercise price per share equal to the fair market value of a share of eLoyalty

Common Stock on the grant date and a maximum term of ten years. Vesting occurs ratably over a period of 48 months from the end of the month following the grant date with respect to each Initial Grant and over a period of 12 months from the end of the month following the grant date with respect to each Annual Grant.

      During the last fiscal year, Messrs. Coxe, Murray and Kohler each received an Annual Grant, while Mr. Staley received an Initial Grant. Mr. Hoag declined receipt of the Annual Grant that otherwise would have been awarded to him automatically under the 1999 plan.

      Furthermore, on November 7, 2002, an additional grant under the 1999 plan of an option to purchase 50,000 shares of Common Stock was made to each of Messrs. Coxe, Kohler, Murray and Staley. Mr. Hoag declined receipt of this additional grant. These additional options have an exercise price per share equal to the fair market value of a share of eLoyalty Common Stock on the grant date and a maximum term of ten years. Vesting occurs ratably over a period of 20 quarters from the end of the month following the grant date.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as independent public accountants to audit the consolidated financial statements of the Company for the current fiscal year ending December 27, 2003. PwC served as independent public accountants for the Company during fiscal 2002.

      A proposal will be presented at the Annual Meeting to ratify the appointment of PwC as eLoyalty’s independent public accountants for fiscal 2003. One or more members of the firm are expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and they will have the opportunity to make a statement if they desire to do so. If the Company’s stockholders do not ratify this appointment at the Annual Meeting, other independent public accountants will be considered by the Audit Committee.

      The Board of Directors recommends a vote FOR ratification of the appointment of the independent public accountants.

Audit Fees

      To date, for the fiscal year ended December 28, 2002, PwC has billed the Company $376,000 for professional services rendered by PwC for the audit of the Company’s annual financial statements and for the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and an additional $218,438 for statutory audit work for Company affiliates in non-U.S. jurisdictions. PwC billed the Company $403,523 and $226,845, respectively, for these professional services with respect to fiscal 2001. In addition, PwC billed the Company $125,541 related to the provision of accounting and related advice in connection with the 2001 private placement and rights offering in which the Series B Stock was issued.

Audit-Related Fees

      PwC billed the Company $41,420 and $237,749 in fiscal 2002 and fiscal 2001, respectively, for reviews of internal accounting controls and the audit of the Company’s 401(k) plan.

Tax Fees

      PwC billed the Company $347,591 and $354,141 in fiscal 2002 and fiscal 2001, respectively, for tax services, which consisted primarily of income tax compliance and related services.

Other Fees

      PwC billed the Company $93,680 and $1,111,611 in fiscal 2002 and fiscal 2001, respectively, for all services rendered by PwC other than those described above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” These services consisted primarily of assistance with project management controls.

Other

      The Audit Committee has concluded that the provision of the services rendered by PwC with respect to the fees described above is compatible with maintaining PwC’s independence.

      At a meeting held on November 7, 2002, the Audit Committee (in its entirety) approved PwC’s provision to the Company of various audit, audit-related and non-audit services in light of the adoption of the Sarbanes-Oxley Act of 2002. Specifically, the Audit Committee ratified the PwC’s provision of audit services for 2002, approved PwC’s provision of benefit plan audit, foreign statutory audit and expatriate-related services for 2002 and 2003 and approved PwC’s provision of tax compliance services for 2002 through 2005.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Composition and Activities

      The Audit Committee, which comprises four Directors, operates under a written Audit Committee Charter. The composition of the Audit Committee complies with the current listing standards of The Nasdaq Stock Market.

      Each of Mr. Murray, the Audit Committee Chairman, Mr. Coxe, Mr. Kohler and Mr. Staley is considered independent as defined in The Nasdaq Stock Market’s current listing standards.

      In connection with its appointment of Mr. Kohler to the Audit Committee in May 2000, the Board of Directors was aware that Mr. Kohler would not be deemed independent under The Nasdaq Stock Market’s listing standards at that time as a result of his position as President and Chief Executive Officer of TSC within the past three years and his receipt of compensation from TSC in excess of $60,000 during 1999, other than compensation for board service or non-discretionary compensation. The Board, however, determined (as is permitted by The Nasdaq Stock Market’s rules with respect to one member of the Audit Committee) that Mr. Kohler’s appointment would nonetheless be in the best interests of the Company and its stockholders in light of his substantial experience with accounting and financial reporting matters affecting information technology services firms and his specific past familiarity with the business conducted by the Company while it was a business unit within TSC. As three years have passed since Mr. Kohler ceased to be an officer of TSC and Mr. Kohler has not received compensation from the Company other than compensation for board service, Mr. Kohler is now considered independent as defined in The Nasdaq Stock Market’s current listing standards.

      The Sarbanes-Oxley Act of 2002 and rules recently adopted by the Securities and Exchange Commission thereunder will require the Company to disclose, beginning in fiscal 2004, whether its Audit Committee includes a “financial expert” (as that term is defined for purposes of those rules) who is independent of management. The Company believes that its Audit Committee includes one or more such financial experts. The Board of Directors has not yet undertaken the formal procedures necessary to make a final determination as to the identity of such financial expert or experts, but intends to do so in the near future. In addition, both Nasdaq and the SEC have pending or recently adopted new rules relating to the independence of audit committee members which are not yet effective. The Company continues to monitor developments in this area and intends to review the composition of the Audit Committee based on the new rules as they are finalized and become effective.

Report

      The Audit Committee has furnished the following report:

      The Audit Committee has reviewed and discussed with the Company’s management and PwC the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002. The Audit Committee also has discussed with PwC the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees) and SAS No. 90 (Audit Committee Communications).

      The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, entitled “Independence Discussions with Audit Committee,” and has discussed with PwC its independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 filed with the Securities and Exchange Commission on March 20, 2003.

Michael J. Murray, Audit Committee Chair

Tench Coxe, Audit Committee Member
John T. Kohler, Audit Committee Member
John C. Staley, Audit Committee Member

OTHER BUSINESS

      The Board of Directors does not know of any further business to be presented at the Annual Meeting. However, should any other matters requiring a vote of eLoyalty stockholders arise, the persons named as proxies in the enclosed proxy card intend to vote on those matters in accordance with their judgment as to the best interests of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Information

Common Stock

      To the Company’s knowledge, the following table sets forth information regarding beneficial ownership of eLoyalty Common Stock as of March 31, 2003, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of eLoyalty Common Stock; (ii) each of the five executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement; (iii) each of the Directors of the Company; and (iv) all executive officers and Directors of the Company as a group. To the Company’s knowledge, the table also shows, for such individuals and group, the percentage of the Company’s total voting power beneficially owned as of such date (based on the number of shares of Common Stock and Series B Stock, which generally votes with the Common Stock, so owned). Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

	Number of Shares of		Percent of	Percent of
	Common Stock		Outstanding	Total
Name and Address of Beneficial Owner	Beneficially Owned(1)(2)		Common Stock(1)(2)	Voting Power(1)

Jay C. Hoag, Richard H. Kimball and various entities affiliated with Technology Crossover Ventures	2,615,843	(3)	30.3%	23.7%
c/o Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301
Brookside Capital Partners Fund, LP	665,472	(4)	9.4%	6.0%
111 Huntington Avenue
Boston, MA 02116
S Squared Technology Corp.	518,800	(5)	7.7%	4.7%
515 Madison Avenue
New York, New York 10022
Kelly D. Conway	417,724		6.2%	3.8%

	Number of Shares of		Percent of	Percent of
	Common Stock		Outstanding	Total
Name and Address of Beneficial Owner	Beneficially Owned(1)(2)		Common Stock(1)(2)	Voting Power(1)

Tench Coxe	1,732,656	(6)	21.6%	15.7%
John T. Kohler	98,910	(7)	1.4%	*
Michael J. Murray	76,766		1.1%	*
John C. Staley	5,937		*	*
Timothy J. Cunningham	88,009		1.3%	*
Jay A. Istvan	87,714	(8)	1.3%	*
Mark D. Kuchel	94,191		1.4%	*
Steven C. Pollema	95,986		1.4%	*
All directors and executive officers as a group (11 individuals)	5,327,255		53.0%	47.8%

*	Less than one percent.

(1)	Includes shares of eLoyalty Common Stock that may be acquired within 60 days after March 31, 2003 through the exercise of stock options outstanding as of such date, as follows: Mr. Conway, 17,450 shares; Mr. Coxe, 9,289 shares; Mr. Kohler, 62,831 shares; Mr. Murray, 24,553 shares; Mr. Staley, 5,937 shares; Mr. Pollema, 9,583 shares; and all directors and executive officers as a group, 129,893 shares. With respect to each of these individuals and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(2)	Includes shares of eLoyalty Common Stock that may be acquired within 60 days after March 31, 2003 through exercise of the conversion feature associated with the shares of eLoyalty Series B Stock held by such person or group, in the amounts reflected for such person or group in the table entitled “Series B Stock” below. With respect to each of these persons and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(3)	Messrs. Hoag and Kimball are the two managing members of Technology Crossover Management III, L.L.C. (“TCM III”) and Technology Crossover Management IV, L.L.C. (“TCM IV”). TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P., and TCV III Strategic Partners, L.P. (the “TCV III Funds”), and TCM IV is the sole general partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P. (the “TCV IV Funds”). Each of the TCV III Funds and the TCV IV Funds (collectively, the “TCV Funds”) holds of record shares of eLoyalty Common Stock, and TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of eLoyalty Common Stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may be deemed to have sole investment power and shared voting power over all shares of eLoyalty Common Stock held by the TCV Funds. All of the shares of eLoyalty Common Stock shown in the preceding table as beneficially owned by Messrs. Hoag and Kimball are held of record by the TCV Funds. TCM III and TCM IV and Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The numbers of shares of eLoyalty Common Stock held of record by each of the TCV Funds as of March 31, 2003 are as follows: TCV III (GP), 1,372 shares; TCV III, L.P., 6,524 shares; TCV III (Q), L.P., 173,418 shares (6.6% of the Common Stock, after giving effect to the conversion of the Series B Stock held); TCV III Strategic Partners, L.P., 7,851 shares; TCV IV, L.P., 533,845 shares (24.7% of the Common Stock, after giving effect to the conversion of the Series B Stock held); and TCV IV Strategic Partners, L.P., 20,028 shares.

(4)	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on April 19, 2002 with respect to eLoyalty Common Stock beneficially owned as of April 19, 2002. Based on the information contained therein, Brookside Capital Partners Fund, LP beneficially owns and has sole voting and investment power with respect to 665,472 shares.

(5)	This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 14, 2003 with respect to eLoyalty Common Stock beneficially owned as of December 31, 2002. Based on the information contained therein, S Squared Technology Corp. beneficially owns and has sole voting and investment power with respect to 518,800 shares.

(6)	Mr. Coxe is a managing director of the general partner of each of Sutter Hill, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P., which hold of record 439,922 shares (17.5% of the Common Stock, after giving effect to the conversion of the Series B Stock held), 2,269 shares and 5,757 shares, respectively, of eLoyalty Common Stock. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of eLoyalty Common Stock held of record by such partnerships. Mr. Coxe disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such limited partnerships. The number of shares shown in the table also includes 26,883 shares held by Mr. Coxe, as to which he has sole voting and investment power.

(7)	Includes 10 shares of eLoyalty Common Stock held of record by Mr. Kohler’s spouse. Mr. Kohler disclaims beneficial ownership of such shares.

(8)	Includes 200 shares of eLoyalty Common Stock held of record by a revocable living trust for the benefit of Mr. Istvan’s spouse.

Series B Stock

      To the Company’s knowledge, the following table sets forth information regarding beneficial ownership of eLoyalty Series B Stock as of March 31, 2003, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of eLoyalty Series B Stock; (ii) each of the five executive officers of the Company named in the Summary Compensation Table appearing later in this proxy statement; (iii) each of the Directors of the Company; and (iv) all executive officers and Directors of the Company as a group. The Series B Stock generally votes with the Common Stock as a single class. See the table under “— Common Stock,” above, for information regarding the aggregate voting power of the

Company held by the individuals and group listed below. Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

	Number of Shares of		Percent of
	Series B Stock		Outstanding
Name and Address of Beneficial Owner	Beneficially Owned		Series B Stock

Jay C. Hoag, Richard H. Kimball and various entities affiliated with Technology Crossover Ventures	1,872,805	(1)	43.9%
c/o Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301
Brookside Capital Partners Fund, LP	296,327		6.9%
111 Huntington Avenue
Boston, MA 02116
Tench Coxe and various entities affiliated with Sutter Hill Ventures	1,248,536	(2)	29.2%
c/o Sutter Hill Ventures
755 Pagemill Road, Suite A200
Palo Alto, CA 94301
Kelly D. Conway	3,862		*
John T. Kohler	16,064	(3)	*
Michael J. Murray	23,243		*
John C. Staley	0		*
Timothy J. Cunningham	2,362		*
Jay A. Istvan	1,515		*
Mark D. Kuchel	1,075		*
Steven C. Pollema	132		*
All directors and executive officers as a group (11 individuals)	3,169,594		74.2%

*	Less than one percent.

(1)	Messrs. Hoag and Kimball are the two managing members of TCM III and TCM IV. TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P., and TCV III Strategic Partners, L.P., and TCM IV is the sole general partner of the TCV IV Funds. Each of the TCV Funds holds of record shares of Series B Stock, and TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of Series B Stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may be deemed to have sole investment power and shared voting power over all shares of Series B Stock held by the TCV Funds. All of the shares of Series B Stock shown in the preceding table as beneficially owned by Messrs. Hoag and Kimball are held of record by the TCV Funds. TCM III and TCM IV and Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The numbers of shares of Series B Stock held of record by each of the TCV Funds as of March 31, 2003 are as follows: TCV III (GP), 2,285 shares; TCV III, L.P., 10,852 shares; TCV III (Q), L.P., 288,422 shares (6.8% of the outstanding Series B Stock); TCV III Strategic Partners, L.P., 13,057 shares; TCV IV, L.P., 1,501,673 shares (35.2% of the outstanding Series B Stock); and TCV IV Strategic Partners, L.P., 56,516 shares.

(2)	Sutter Hill, Sutter Hill Entrepreneurs Fund (AI), L.P., Sutter Hill Entrepreneurs Fund (QP), L.P., and Sutter Hill Associates, L.P., hold of record 895,186 shares (21.0%), 8,854 shares, 22,418 shares and 322,078 shares (7.5% ), respectively, of Series B Stock. Mr. Coxe is a managing director of the general partner of each of these entities, other than Sutter Hill Associates, L.P., of which he is a general partner. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of eLoyalty Series B Stock held of record by such partnerships. Mr. Coxe disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such limited partnerships.

(3)	Includes 7 shares of Series B Stock held of record by Mr. Kohler’s spouse. Mr. Kohler disclaims beneficial ownership of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, as well as any persons who beneficially own more than 10% of eLoyalty Common Stock, to file with the SEC initial reports and reports of changes in beneficial ownership of such stock. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

      Based on its review of copies of such reports filed through or furnished to the Company and on written representations from certain reporting persons that no other reports were required, the Company believes that, during fiscal 2002, all required Section 16(a) reports from persons subject to Section 16(a) reporting obligations during such period were filed on a timely basis.

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on eLoyalty Common Stock with the cumulative total return on (i) the Nasdaq Market Index, and (ii) a peer group of other publicly traded information technology consulting companies selected by the Company (the “Peer Group Index”). Cumulative total stockholder return is based on the period from February 16, 2000 (the initial date of regular way trading of eLoyalty Common Stock on The Nasdaq Stock Market, Inc. following eLoyalty’s spin-off from TSC and registration under the Securities Exchange Act of 1934) through eLoyalty’s fiscal year end on Saturday, December 28, 2002. The comparison assumes that $100 was invested on February 16, 2000 in each of eLoyalty Common Stock, the Nasdaq Market Index and the Peer Group Index, and that any and all dividends were reinvested.

Comparative Cumulative Total Return

for eLoyalty Corporation,
Nasdaq Market Index and Peer Group Index

Company/Index	2/16/00	6/30/00	12/29/00	6/29/01	12/29/01	6/29/02	12/28/02

eLoyalty Corporation	$100	$34.81	$17.66	$2.73	$ 1.42	$ 1.61	$ 1.03
Peer Group Index(1)	100	96.30	23.63	21.56	16.91	5.75	5.05
Nasdaq Market Index	100	85.01	52.71	46.58	42.16	32.05	29.36

(1)	The Peer Group Index consists of AnswerThink Inc., Braun Consulting Inc., DiamondCluster International, Inc., Inforte Corporation, Sapient Corporation and Tanning Technology Corporation. Scient, Inc. and Viant Corporation, which previously had been included in the Peer Group Index, were removed due to their acquisition in 2002 by other entities. AnswerThink Inc., Braun Consulting Inc. and Inforte Corporation were added to the Peer Group Index in order to provide an adequately large peer group for comparison.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

      The Compensation Committee of the Board of Directors is responsible for overseeing the Company’s executive compensation programs. The Compensation Committee approves or presents recommendations to the Board with respect to the salary and annual incentive compensation of, and stock awards for, executive officers of eLoyalty. The Compensation Committee generally approves performance goals for executive officer bonus awards, reviews attainment of such goals and approves any actual bonus award payments. In addition, the Compensation Committee administers eLoyalty’s stock-based incentive plans and establishes and reviews general policies relating to compensation and benefits of employees of eLoyalty. The Compensation Committee is composed entirely of Directors who are not officers or employees of the Company.

Compensation Philosophy and Objectives

      The Company’s compensation programs must attract, motivate and retain the talented people necessary to meet the Company’s current and future leadership needs. The Company’s pay practices are designed to attract achievement-oriented people who demonstrate individual and team commitment to superior performance and improved stockholder value. Specific objectives of the Company’s compensation programs are to:

•	Support the Company’s efforts to develop, attract and retain talented leaders and professionals;

•	Match the Company’s compensation programs to its business strategies;

•	Emphasize the relationship between pay and performance by placing a significant portion of compensation at risk and subject to achievement of financial goals and other critical objectives; and

•	Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.

      Consistent with these objectives, on February 25, 2002, the Compensation Committee approved, and the entire Board of Directors subsequently ratified, a new compensation program for eLoyalty’s Vice Presidents (the “VP Compensation Program”). All executive officers of the Company, other than Mr. Conway, are Vice Presidents and participants in the VP Compensation Program.

      The VP Compensation Program was established to, among other things, enhance the focus of eLoyalty’s senior level employees on the delivery of total-company results and provide greater alignment of stockholder and employee interests through the creation of targeted equity ownership levels. The program includes limitations on the funding of cash bonus pools for Vice Presidents, including limits relating to Company profitability, requiring that all non-Vice President bonus pools be fully funded before the funding of any Vice President bonus pool begins, and requiring that bonus pools for Vice Presidents in higher compensation tiers (as described below) be funded at a substantially slower rate than the funding of bonus pools for Vice Presidents in lower compensation tiers. Where established goals are not reached, these elements decrease the likelihood of cash bonuses being paid to executive officers as a group and decrease the likelihood that cash bonuses paid to executive officers will reach their targeted amounts in the absence of overall strong performance.

      The VP Compensation Program established five compensation tiers for eLoyalty Vice Presidents, with eLoyalty’s then-current Vice Presidents placed in one of the first four tiers (no Vice President was eligible to be placed in the highest tier). Executive officers were placed within the three middle tiers. Each such tier has associated with it a target annual cash compensation amount (consisting of annual base salary component and a target annual bonus component) and a target equity position in eLoyalty that is the same for each Vice President within the tier. The target equity position was expressed as a dollar amount (ranging from $100,000 to $600,000 for the three tiers in which executive officers have been placed) and includes all equity granted by eLoyalty to the Vice President in his or her capacity as an eLoyalty employee, whether in the form of Common Stock, the right to receive future grants of Common Stock or options to purchase Common Stock. For valuation purposes at the time the program was established, each share of Common Stock issued or to be issued to the applicable Vice President and each option to purchase a share of Common Stock granted to the applicable Vice President (irrespective of the vesting status of the stock or option grant or exercise price of the option), was valued at $6.85 per share or option. The share amounts associated with the five compensation tiers (based on the $6.85 share price used at the time) have not been modified since their adoption, despite a subsequent decrease in eLoyalty’s Common Stock price.

      On February 28, 2002, concurrently with similar equity grants to other Vice Presidents, eLoyalty granted to each executive officer participating in the VP Compensation Program shares of restricted stock in an amount such that, when combined with the equity grants previously made by eLoyalty to that executive officer (all valued as described above), the aggregate equity granted to that executive officer approximately equaled the target equity ownership level for the tier to which such executive officer was assigned. The restricted stock includes a feature whereby the Company may withhold shares from vesting (which is generally treated as a sale of those shares back to the Company at fair market value) in certain cases to satisfy tax withholding obligations related to the grantee. The restrictions lapse on such stock in 20 equal quarterly installments beginning on May 31, 2002.

      The following discussion under “Compensation Components and Fiscal 2002 Determinations” discusses the general elements of our executive officers’ compensation for 2002.

Compensation Components and Fiscal 2002 Determinations

      The three major components of executive officer compensation are: (i) base salary, (ii) annual incentive awards, and (iii) long-term, equity-based incentive awards. Individual executive compensation includes each of these elements and is designed to achieve the goals of the Company’s compensation programs.

      Base Salary: The Compensation Committee believes base salaries should be established based on the competitive marketplace for the specific responsibilities of the position as well as the experience, knowledge and demonstrated performance of the individual. These principles were followed, for example, when establishing the base salaries for Messrs. Cunningham, Istvan and Pollema, hired in 1999, 2001 and 2001, respectively, from the external marketplace. Base salaries for our executive officers were not increased during 2002, as the Compensation Committee believed that these base salaries continued to be competitive during fiscal 2002. The base salary amounts paid during fiscal 2002 to the executive officers named in the Summary Compensation Table that follows are shown in the “Salary” column of such table.

      Annual Incentive Awards: Annual incentives are based on attainment of key strategic and financial goals identified at the beginning of each annual performance period that are specific to the executive officer to whom they relate. Measured achievement of such goals may be formulaic, based on specific quantifiable results and pre-determined payout matrices, or may require subjective evaluation. A greater aggregate weighting is typically placed on those goals for which performance achievement is objectively measurable. Strategic and financial goals established for the 2002 fiscal year, for which applicability and weighting varied by executive officer, related to net income, profit contribution margin, service line revenue, accounts receivable management, cost management, voluntary employee turnover, new business initiatives, and leadership. Notwithstanding the above, the Compensation Committee retains discretion to adjust, upward or downward, the annual incentive award payout amounts.

      Target bonuses for executive officers for the 2002 fiscal year ranged from 75% to 100% of base salary, depending on the individual executive’s position and responsibilities, placing 33% to 50% of their total target cash compensation at risk. The Compensation Committee believes that providing such additional cash compensation reinforces the principle that a significant portion of pay should be at risk and strengthens the link between pay and performance. Actual annual incentive awards paid may be equal to, more than or less than the targeted amounts, depending on how actual results compare with pre-established strategic and financial goals and available funding. As described above, the imposition of limitations on the funding of Vice President bonus pools, particularly those for the higher compensation tiers in which most such executive officers were placed, lessens the likelihood that executive officers will receive any such cash bonuses and, if received, decreases the likelihood that such bonuses will rise to the higher end of the ranges identified above.

      Notwithstanding the foregoing, no discretionary bonuses were paid for the 2002 fiscal year. Mr. Pollema did receive a bonus to the extent required by the terms of his employment contract with the Company. All further bonuses provided for under that contract are discretionary. See the “Bonus” column of the Summary Compensation Table.

      Long-Term, Equity-Based Incentive Awards: The goal of the Company’s long-term, equity-based incentive awards is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. As noted above and reflected in the “Restricted Stock Award” column of the Summary Compensation Table, on February 28, 2002, each such executive officer, other than Mr. Conway, received a grant of restricted Common Stock in an amount necessary to allow such officer to reach the target equity position for the tier in which he or she had been placed. While there is no aspect of the program that would prohibit additional equity grants to these executive officers, the Compensation Committee currently intends to limit overall equity grants to the target amount established for each compensation tier, as such targets may be adjusted in the Board of Directors’ discretion. The Compensation Committee believes that the substantial equity positions held by these executive officers following the February 28, 2002 grants are sufficient to properly align their interests with those of the stockholders. Thus, absent adjustment of the target equity position for an applicable tier, it is anticipated that any future grants to these executive officers would be limited to situations in which one of them was promoted to a higher compensation tier and was then subject to the higher target equity position associated with that tier.

CEO Compensation

      Mr. Conway’s base salary and annual incentive were determined in accordance with the criteria described in the “Base Salary” and “Annual Incentive Awards” sections of this report. His base salary was last increased in October 1998 in accordance with the then applicable policies and principles of TSC. Mr. Conway’s target annual incentive award equals 110% of his base salary. Mr. Conway did not receive an annual incentive award for 2002, however, based on the criteria and other factors discussed under “Annual Incentive Awards” above.

      After implementation of the VP Compensation Program described above, the Compensation Committee reviewed the elements of Mr. Conway’s overall compensation package, together with the other terms of his employment, to ensure that they comport with its overall philosophy of executive compensation in general, and more specifically, the refinements to that philosophy embodied in the VP Compensation Program. As a result of such review, the Committee determined that Mr. Conway’s employment contract, originally entered into when Mr. Conway was an Executive Vice President of TSC, ought to be replaced with an employment contract with terms more consistent with those typically applicable to chief executive officers of corporations such as eLoyalty. On November 7, 2002, eLoyalty and Mr. Conway entered into a new employment agreement, described below under “Employment Contracts and Employment Termination and Change in Control Arrangements.” Also on that date, in connection with his new employment agreement and consistent with the factors discussed under “Long-Term, Equity-Based Incentive Awards,” Mr. Conway received an award of 350,206 shares of restricted Common Stock under the 1999 Stock Incentive Plan.

      In addition, in accordance with terms of the Promissory Note of Mr. Conway dated November 12, 1998, $240,373 in aggregate principal and interest was forgiven during fiscal 2002 in respect of a $1.2 million original principal amount loan made by TSC to Mr. Conway in 1998 (which was subsequently assumed by eLoyalty in connection with the spin-off).

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain exceptions apply. The 1999 plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan should qualify as performance-based compensation that would therefore be exempt from the $1 million limit. Compensation deemed paid in connection with the vesting of restricted stock does not qualify as performance-based compensation under section 162(m) and thus is subject to the $1 million limit. The Compensation Committee believes it is appropriate to retain discretion to determine bonus awards paid to the Company’s executive officers and thus such bonuses do not qualify as performance-based compensation under section 162(m) and are subject to the $1 million limit on deductibility. The Compensation Committee believes that there may be some situations in which it is appropriate or necessary to provide compensation in excess of the $1 million limit to attract or retain critical talent and that the benefits of retaining flexibility and discretion under its pay programs outweigh the limited risk of loss of tax deductions under section 162(m).

          Tench Coxe, Compensation Committee Chair
          Jay C. Hoag, Compensation Committee Member

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of eLoyalty’s Board of Directors currently consists of Mr. Coxe, as Chairman, and Mr. Hoag. Neither Mr. Coxe nor Mr. Hoag is a current or former officer or employee of eLoyalty. During the last fiscal year, no executive officer of eLoyalty served on the board of directors or compensation committee of any other company, one of whose executive officers served as a Director or member of the Compensation Committee of eLoyalty.

      Mr. Coxe is a managing director of the general partner of Sutter Hill, which is involved in venture capital activities. Mr. Hoag is a general partner of TCV and a managing member of TCM III and TCM IV, the general partners of the TCV Funds. In July, 2000, Sutter Hill and certain of the TCV Funds, together with eLoyalty and a fund affiliated with Bain Capital, became participants in a venture fund sponsored by eLoyalty. Sutter Hill made a capital commitment of $5.1 million (approximately 17% of the total committed capital), and the applicable TCV Funds also made a capital commitment of $5.1 million (approximately 17% of the total committed capital), to this fund, eLoyalty Ventures, L.L.C., pursuant to an Operating Agreement providing for its formation, management and operation. In the Operating Agreement, eLoyalty, through a limited liability company in which it was the sole member and in which certain of its officers were anticipated to invest, made a capital commitment of $14.7 million (or approximately 49% of the total committed capital). No capital contributions were made to eLoyalty Ventures and the company was dissolved in March, 2003. In addition, as disclosed under “Security Ownership of Certain Beneficial Owners and Management,” as of March 31, 2003, (i) Sutter Hill and other affiliated funds collectively owned approximately 15.7% of the then outstanding eLoyalty Stock and (ii) TCV and other affiliated funds collectively owned 23.7% of the then outstanding eLoyalty Stock. In connection with obligations entered into regarding the acquisition of certain of these shares, in 2002 the Company registered various shares held by TCV and Sutter Hill under the Securities Act of 1933. See “Certain Relationships and Related Transactions — Directors.”

Summary Compensation Table

      The following table sets forth compensation earned in fiscal years 2002, 2001 and 2000 by the President and Chief Executive Officer of eLoyalty and the four other most highly compensated executive officers of eLoyalty who were serving as executive officers at the end of fiscal 2002. The position identified in the table for each person is that person’s current position at eLoyalty. The people listed in the table below are sometimes referred to as “Named Executive Officers.”

					Long Term Compensation

		Annual Compensation			Restricted		Securities
	Fiscal				Stock		Underlying		All Other
Name and Principal Position	Year	Salary	Bonus		Awards(4)		Options		Compensation

Kelly D. Conway	2002	$480,000	$0		$1,313,273	(5)	0		$245,873	(16)
President and	2001	$480,000	$0		$437,500	(7)	0		$263,747
Chief Executive Officer					537,524	(9)
	2000	$480,000	$538,100		$1,115,625	(10)	17,500	(12)	$333,361
							58,322	(13)
Timothy J. Cunningham	2002	$300,000	$0		$406,198	(6)	0		$240,816	(17)
Vice President, Chief	2001	$292,500	$0		$306,250	(7)	0		$2,550
Financial Officer and					$52,000	(9)
Corporate Secretary	2000	$270,000	$240,700		$127,500	(10)	12,000	(14)	$5,100
Jay A. Istvan	2002	$400,000	$0		$397,696	(6)	0		$5,500	(18)
Vice President, Strategy	2001	$346,296	$300,000	(3)	$350,000	(7)(8)	25,000	(15)	$2,550
and Marketing(1)					$52,000	(9)
Mark D. Kuchel	2002	$300,000	$0		$317,950	(6)	0		$5,500	(18)
Vice President, Demand	2001	$300,000	$0		$140,000	(7)	0		$2,550
					$160,862	(9)
	2000	$310,000	$153,700		$255,000	(10)	4,000	(12)	$5,100
							20,935	(13)
Steven C. Pollema	2002	$300,000	$63,750	(3)	$392,738	(6)	0		$141,090	(19)
Vice President, Delivery	2001	$168,182	$127,500	(3)	$56,500	(11)	20,000		$69,377
and Operations(2)

(1)	Mr. Istvan commenced his employment with eLoyalty on January 29, 2001.

(2)	Mr. Pollema commenced his employment with eLoyalty on June 11, 2001.

(3)	Reflects the guaranteed bonus awards provided for under the Named Executive Officer’s employment agreement entered into upon commencement of employment with eLoyalty. No bonus amounts are guaranteed with respect to awards for fiscal year 2003 or beyond.

(4)	The column shows the market value of the restricted stock awards on the date of grant, based on the per share closing price of eLoyalty Common Stock on their respective grant dates. On December 28, 2002, the Named Executive Officers held shares of restricted stock, with a value at such date, as follows: Mr. Conway, 362,718 shares, $1,363,820; Mr. Cunningham, 73,519 shares, $276,431; Mr. Istvan, 73,359 shares, $275,830; Mr. Kuchel, 72,532 shares, $272,720; and Mr. Pollema, 54,462 shares, $204,777. In the event dividends are paid to owners of eLoyalty Common Stock, dividends would be paid on the restricted shares in the same amount and at the same time as paid to other owners of eLoyalty Common Stock.

(5)	Represents the market value of the restricted stock award of 350,206 shares made on November 7, 2002, valued using the $3.75 per share closing price of eLoyalty stock on that date. The restrictions on these shares lapsed with respect to 94,496 of such shares on November 30, 2002, with the balance lapsing over a seventeen-quarter period in approximately equal quarterly installments beginning February 28, 2003, subject to the recipient’s continued employment.

(6)	Represents the market value of restricted stock awards made on February 28, 2002, valued using the $6.55 per share closing price of eLoyalty Common Stock on that date. The number of shares granted to

Named Executive Officers, except Mr. Conway, on February 28, 2002, was as follows: Mr. Cunningham, 62,015 shares; Mr. Istvan, 60,717 shares; Mr. Kuchel, 48,542 shares; and Mr. Pollema, 59,960 shares. The restrictions on these shares lapse over a twenty-quarter period in approximately equal quarterly installments beginning May 31, 2002, subject typically to the recipient’s continued employment.

(7)	Represents the market value of the restricted stock awards made on April 2, 2001, valued using the $17.50 per share closing price of eLoyalty Common Stock on that date. The restrictions on the shares awarded lapse over a forty-eight month period in approximately equal monthly installments beginning on either May 1, 2001 or May 1, 2003 (“Initial Vesting Date”), subject typically to the recipient’s continued employment. The number of shares granted to the Named Executive Officers, except Mr. Pollema, on April 2, 2001, and the number of shares subject to vesting beginning on each Initial Vesting Date, are as follows: Mr. Conway, 25,000 shares, 12,500 shares began vesting on May 1, 2001, 12,500 shares begin to vest on May 1, 2003; Mr. Cunningham, 17,500 shares, 12,500 shares began vesting on May 1, 2001, 5,000 shares begin to vest on May 1, 2003; Mr. Istvan, 20,000 shares, 15,000 shares began vesting on May 1, 2001, 5,000 shares begin to vest on May 1, 2003; and Mr. Kuchel, 8,000 shares, 6,000 shares began vesting on May 1, 2001, 2,000 shares begin to vest on May 1, 2003.

(8)	7,500 of the total 20,000 shares of restricted stock awarded to Mr. Istvan on April 2, 2001 were granted in exchange for the cancellation of 15,000 shares of the non-statutory stock options issued to Mr. Istvan upon commencement of his employment with eLoyalty.

(9)	Represents grants of restricted shares made on November 9, 2001, in exchange for certain outstanding non-statutory stock options. The amounts represent the market value of the restricted stock awards based on the $5.20 closing price of eLoyalty Common Stock on November 9, 2001. The number of shares granted to Named Executive Officers as part of this exchange was as follows: Mr. Conway, 103,370 shares; Mr. Cunningham, 10,000 shares; Mr. Istvan, 10,000 shares; and Mr. Kuchel, 30,935 shares. The restrictions on these shares lapse over a twenty-quarter period in approximately equal quarterly installments beginning on February 28, 2002, subject typically to the recipient’s continued employment. Mr. Pollema did not participate in this exchange offer.

(10)	Represents the market value of the restricted stock awards made on July 1, 2000, valued using the $127.50 per share closing price of eLoyalty Common Stock on that date. The number of shares granted to the Named Executive Officers, except Mr. Istvan and Pollema, on July 1, 2000 was as follows: Mr. Conway, 8,750 shares; Mr. Cunningham, 1,000 shares; and Mr. Kuchel, 2,000 shares. The restrictions on these shares lapse over a sixty-month period in approximately equal monthly installments beginning on August 1, 2000, subject typically to the recipient’s continued employment.

(11)	Represents the market value of a restricted stock award of 5,000 shares made on June 11, 2001, valued using the $11.30 per share closing price of eLoyalty Common Stock on that date. The restrictions on these shares lapse over a sixty-month period in approximately equal monthly installments beginning on July 1, 2001, subject typically to the recipient’s continued employment.

(12)	These options were cancelled in fiscal 2000 in exchange for shares of restricted stock.

(13)	Represents options to purchase eLoyalty Common Stock granted in 2000, in connection with the spin-off of eLoyalty from TSC, in substitution for options to purchase TSC common stock. With respect to Mr. Conway, 40,870 of these options were cancelled in fiscal 2001 in exchange for shares of restricted stock. With respect to Mr. Kuchel, all 20,935 options were cancelled in fiscal 2001 in exchange for shares of restricted stock.

(14)	2,000 of these options were cancelled in fiscal 2000 and 10,000 were cancelled in fiscal 2001 in exchange for shares of restricted stock.

(15)	These options were cancelled in fiscal 2001 in exchange for shares of restricted stock.

(16)	Includes (a) principal and interest totaling $240,373 forgiven by eLoyalty under a promissory note, dated November 12, 1998, and (b) employer contributions to an eLoyalty qualified defined contribution plan of $5,500.

(17)	Includes (a) principal and interest totaling $235,316 forgiven by eLoyalty under promissory note, dated November 19, 1999, and (b) employer contributions to an eLoyalty qualified defined contribution plan of $5,500.

(18)	Reflects employer contributions to an eLoyalty qualified defined contribution plan.

(19)	Includes (a) principal and interest totaling $135,590 forgiven by eLoyalty under a promissory note, dated June 1, 2001, and (b) employer contributions to an eLoyalty qualified defined contribution plan of $5,500.

Option Exercises in Fiscal 2002 and Option Values at December 28, 2002

      The following table shows the number and value of options to purchase Common Stock held by the Named Executive Officers at December 28, 2002. No options were exercised by the Named Executive Officers in fiscal 2002.

	Number of Unexercised		Value of Unexercised
	Options at		In-the-Money Options
	December 28, 2002		at December 28, 2002

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Kelly D. Conway	17,450	0	$0	$0
Timothy J. Cunningham	0	0	$0	$0
Jay A. Istvan	0	0	$0	$0
Mark D. Kuchel	0	0	$0	$0
Steven C. Pollema	7,083	12,917	$0	$0

      The 1999 Stock Incentive Plan (pursuant to which all awards held by the Named Executive Officers were granted) provides that, in the event of any change in control (as defined in the 1999 plan), the Board of Directors would have the discretion (but would not be required) to make such adjustments to outstanding options and other awards under the plan as it deems appropriate. The 1999 Stock Incentive Plan further provides that such adjustments may include, without limitation, the surrender and “cash out” of all outstanding awards or the substitution of the number and class of securities into which shares of eLoyalty Common Stock are converted in the change in control for the shares of eLoyalty Common Stock underlying awards under the plan, with an appropriate adjustment in the exercise prices or base prices of the corresponding options or stock appreciation rights, respectively. As used in the 1999 plan, the term “change in control” means, subject to specified exceptions, (i) the acquisition by any individual, entity or group of beneficial ownership of 25% or more of the outstanding common stock or voting securities of eLoyalty, (ii) a change in the identity of a majority of the members of the Board of Directors from those who constituted the Board of Directors at the time that eLoyalty was spun off from TSC (the “Incumbent Board”), counting any new director whose election was approved by a majority of the members of the Incumbent Board as a member of the Incumbent Board, (iii) the consummation of a reorganization, merger or consolidation of eLoyalty or a sale or other disposition of all or substantially all of eLoyalty’s assets, other than in a transaction following which the beneficial owners of more than 60% of the outstanding common stock and voting securities of eLoyalty prior to the transaction beneficially own 60% or more of the outstanding common stock and voting securities of the surviving or acquiring entity, in substantially the same relative proportion before and after the transaction, or (iv) the consummation of a plan of complete dissolution or liquidation of eLoyalty.

      In addition to the discretionary adjustment rights of the Board of Directors under the 1999 plan, certain eLoyalty executive officers have contractual rights to an acceleration of their options. Among the Named Executive Officers, the employment agreements signed by Messrs. Conway, Cunningham and Istvan require the automatic vesting, upon a defined change in control, of all such unvested options (i) that otherwise would vest within three years after the change of control, in the case of Mr. Conway, (ii) that otherwise would vest within two years after the change in control, in the case of Mr. Cunningham, and (iii) in their entirety, in the case of Mr. Istvan. Additionally, the employment agreement signed by Messrs. Pollema and Istvan provide that if the Company terminates his employment, other than for serious misconduct (as defined in that agreement), all options granted to him that would have vested within one year of the termination date will fully vest.

Employment Contracts and Employment Termination and Change in Control Arrangements

      Each of the Named Executive Officers has entered into an employment agreement. Such employment agreements for Messrs. Cunningham and Kuchel were entered into with TSC and assigned to, and assumed by, eLoyalty in connection with its spin-off from TSC. The material continuing terms of such agreements, including their provisions relating to employment termination generally and following a change in control, are summarized in the following paragraphs.

Mr. Conway

      Mr. Conway entered into a new employment agreement with the Company effective as of November 7, 2002, replacing his prior agreement. Under the new agreement, Mr. Conway’s annual base salary continues at $480,000, subject to annual review and discretionary adjustment. In addition, he is eligible to participate in the Company’s other compensation programs, including annual bonus, equity incentive award and other employee benefit programs. As part of the agreement, Mr. Conway received a grant of 350,206 shares of restricted Common Stock, which began vesting on November 30, 2002 and will continue on a quarterly basis through 2006. See “— Summary Compensation Table.”

      Mr. Conway’s employment agreement provides that either Mr. Conway or the Company may terminate his employment at any time, for any reason, no reason or “good reason” (as defined in the agreement by reference to specified adverse changes in his employment circumstances), with or without cause (as defined in the agreement by reference to specified acts of misconduct) or advance notice. In the event Mr. Conway’s employment is terminated without cause by the Company or terminated by Mr. Conway with good reason, Mr. Conway shall, after executing a general release of claims and complying with the terms of his employment agreement and any other applicable agreements, (i) receive his then-current base salary for 18 months following his termination date, (ii) receive a bonus equal to 150% of the average of (A) his bonus from the prior year and (B) his target bonus under the Company’s then-current bonus plan, (iii) at his election, receive reimbursement for the cost of premiums to continue his health insurance coverage at the same level for 18 months after his termination or until he qualifies for health insurance through a new employer, whichever is first, (iv) receive accelerated vesting of restricted stock, stock option and other equity grants that would otherwise have vested during the two-year period following his termination, and (v) receive a one-time bonus equal to the then-outstanding principal and interest on his 1998 and 2001 promissory notes payable to the Company (collectively, the “Severance Benefits”).

      If Mr. Conway’s employment is terminated for cause, Mr. Conway terminates his employment without good reason or the Company and he mutually terminate their employment relationship, Mr. Conway will not be entitled to any Severance Benefits or other amounts, except for any vested right under a written Company benefit plan. The agreement further provides that if Mr. Conway’s employment terminates due to his death or disability, the Company will provide him or his estate with (a) his then-current base salary for the following 12 months, (b) two-thirds of the severance bonus described in clause (ii) of the prior paragraph, (c) 12 months of health premium reimbursement as described in clause (iii) of the prior paragraph, and (d) a bonus related to his outstanding promissory notes to the Company as described in clause (v) of the prior paragraph. Additionally, his restricted stock and stock option grants would become vested as to half of the then-unvested shares.

      Mr. Conway’s agreement also provides that, in the event of a change of control (defined the same as under the 1999 Stock Incentive Plan; see “— Option Exercises in Fiscal 2002 and Option Values at December 28, 2002”) during Mr. Conway’s employment, his restricted stock and stock option grants that would have otherwise vested during the three-year period following the change in control would vest as of the date of the change of control. It contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including ones prohibiting Mr. Conway for specified periods from providing consulting services to clients on whose matters he worked.

Mr. Cunningham

      Mr. Cunningham’s employment agreement provides for an initial term of employment ending on July 31, 2000, with automatic renewal terms of one year each, unless notice of non-renewal is given by the Company no later than 90 days prior to expiration of the then-current term. The agreement provides that the Company may terminate Mr. Cunningham’s employment on not less than 180 days prior notice, except in the case of serious misconduct (as defined in the agreement by reference to specified acts of misconduct) by Mr. Cunningham, in which case the termination takes immediate effect. Mr. Cunningham may terminate his employment under the agreement at any time upon not less than 90 days prior notice. The Company will be obligated to pay Mr. Cunningham his salary and health benefits during any applicable termination notice period, unless and until he first obtains alternate employment.

      The agreement provides that Mr. Cunningham will be paid a stated annual salary, subject to annual review and modification by Company management based on Mr. Cunningham’s responsibilities, performance and capabilities, may be paid a discretionary annual bonus and will be provided with such other benefits as are generally made available by the Company to its Senior Vice Presidents. Mr. Cunningham’s agreement contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including one prohibiting Mr. Cunningham for a one-year period from providing consulting services to clients on whose matters he worked. In the event of Mr. Cunningham’s death or disability, the agreement provides that his salary, normal bonus and benefits will be continued for a period of one year following the date of death or disability.

      Pursuant to Mr. Cunningham’s agreement, if, following a change in control, Mr. Cunningham’s title, position, duties or salary is diminished and Mr. Cunningham resigns within 90 days thereafter, or if Mr. Cunningham is required to relocate permanently to a location outside of the Chicago metropolitan area and Mr. Cunningham declines and his employment is terminated, then Mr. Cunningham will be entitled to receive (i) a one-year continuation of his salary and health insurance benefits, and (ii) a bonus equal to 50% of his salary. Mr. Cunningham’s agreement further provides that any unvested stock options which would otherwise vest during a two-year period following the effective date of a change in control will automatically vest upon the change in control. “Change in control” is defined in the agreement as: (i) the acquisition by any individual, entity or group of 40% or more of the outstanding common stock; (ii) stockholder approval of a merger that results in the holders of a majority of the common stock prior to the merger not owning a majority of the common stock of the surviving entity in substantially the same proportions following the merger; or (iii) a sale of substantially all assets to an entity that is not at least 60% owned by the same stockholders as those prior to the sale.

Mr. Istvan

      Mr. Istvan’s employment agreement provides for his employment until the agreement is terminated in accordance with its terms. Either party may terminate the agreement at any time, with the termination becoming effective as of the date specified by the terminating party that is within 90 days after notice of termination is given. If the Company terminates Mr. Istvan’s employment other than for serious misconduct (as defined in the agreement by reference to specified acts of misconduct), or if Mr. Istvan’s employment is terminated as a result of constructive discharge (as defined in the agreement by reference to specified adverse changes in his employment circumstances), he is entitled to receive: (i) a lump sum payment in an amount equal to his then current base salary, plus his average annual bonus earned during the two years preceding termination (for any year prior to 2001, the bonus earned is deemed to equal his annual base salary); and (ii) accelerated vesting of all stock options that would have otherwise vested during the one-year period following his termination. In the event that Mr. Istvan dies or becomes permanently disabled during the term of the agreement, the Company also is obligated to provide such lump sum payment. The agreement provides that Mr. Istvan will receive a stated salary, subject to annual review and modification by mutual agreement based on Mr. Istvan’s responsibilities, performance and capabilities, and establishes his minimum target bonus. It further provides that Mr. Istvan will be entitled to participate in other components of then-applicable compensation programs, including equity incentive award and employee benefit programs. Mr. Istvan’s agreement contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including ones prohibiting Mr. Istvan from engaging in certain competitive businesses for a period of one year after termination.

Mr. Kuchel

      Mr. Kuchel’s employment agreement provides for his employment until the agreement is terminated in accordance with its terms. Under the agreement, Company may terminate his employment, on not less than 90 days prior notice, but is obligated to pay Mr. Kuchel’s base salary and health benefits for a one-year period following the effective date of termination. If Mr. Kuchel becomes employed during that one-year period, his health benefits terminate and his base salary benefit is reduced by the amount of money Mr. Kuchel earns from the other employer. Mr. Kuchel may terminate his employment under the agreement at any time upon not less than 90 days prior notice. The Company may terminate Mr. Kuchel in the case of serious misconduct (as defined in the agreement by reference to specified acts of misconduct), in which case the termination takes effect immediately, without notice and with no salary or benefit continuation.

      Mr. Kuchel’s employment agreement further provides that if, following a change in control (defined similarly to Mr. Cunningham’s agreement), (i) his title, position, salary, or benefits are reduced or his duties or status are materially reduced, and he resigns within 90 days thereafter, or (ii) he declines to relocate his residence for more than six months to a location outside of the metropolitan area where he resides when the change of control occurs and is therefore terminated, Mr. Kuchel will receive the same benefits to which he would be entitled if his employment were involuntarily terminated other than for serious misconduct.

      The agreement provides that Mr. Kuchel will receive a stated annual salary. It further provides that Mr. Kuchel will be entitled to participate in other components of then-applicable compensation programs, including stock option plans and employee benefit plans. Mr. Kuchel’s agreement contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including ones prohibiting Mr. Kuchel from engaging in certain competitive businesses for a period of one year after termination.

Mr. Pollema

      Mr. Pollema’s employment agreement provides for his employment until the agreement is terminated in accordance with its terms. Either party may terminate the agreement at any time upon 90 days prior notice. If the agreement is terminated by the Company following serious misconduct (as defined in the agreement by reference to specified acts of misconduct) on the part of Mr. Pollema, however, the termination takes immediate effect. If the Company terminates Mr. Pollema’s employment other than for serious misconduct, or if Mr. Pollema’s employment is terminated as a result of constructive discharge (as defined in the agreement by reference to specified adverse changes in his employment circumstances), he is entitled to receive: (i) a lump sum payment in an amount equal to then current base salary, plus his average annual bonus earned during the two years preceding termination; and (ii) accelerated vesting of all stock options that would have otherwise vested during the one-year period following his termination. In the event that Mr. Pollema dies or becomes permanently disabled during the term of the agreement, the Company also is obligated to provide such lump sum payment. The agreement provides that Mr. Pollema will receive a stated salary, subject to annual review and modification by mutual agreement based on Mr. Pollema’s responsibilities, performance and capabilities, and establishes his minimum target bonus. It further provides that Mr. Pollema will be entitled to participate in other components of then-applicable compensation programs, including equity incentive awards and employee benefit programs. Mr. Pollema’s agreement contains undertakings relating to confidentiality and rights to certain intellectual property developed during his employment. It also contains various post-termination restrictive covenants, including ones prohibiting Mr. Pollema for specified periods from engaging in certain competitive businesses.

      Mr. Pollema’s employment agreement also contains an obligation for Mr. Pollema to purchase, within the 90–day period following commencement of his employment, shares of eLoyalty Common Stock having an aggregate purchase price equal to $150,000. The Company also extended a $250,000 loan to Mr. Pollema upon commencement of his employment, in part to facilitate these purchases. See “Certain Relationships and Related Transactions — Executive Officers.” Due to a variety of events, including those related to the loss of a major customer immediately following his employment, circumstances surrounding the business downturn experienced by the Company during fiscal 2001, and the private placement, rights offering and tender offers engaged in by the Company during fiscal 2001, Mr. Pollema was prevented by both Company policy and applicable law from engaging in the required transactions in the Company’s stock until February 5, 2002. Mr. Pollema completed his required purchases during the first half of 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Executive Officers

      On November 12, 1998, TSC made a loan of $1,200,000 to Mr. Conway. This loan was assumed by eLoyalty in connection with the spin-off. The terms of Mr. Conway’s promissory note provide for the principal and interest at a rate of 4.51% per annum to be forgiven, provided Mr. Conway remains employed by the Company (or any parent or subsidiary of the Company) over a period of five years as follows: $300,000 of the principal, plus accrued interest thereon, was forgiven on November 12, 1999; $25,000 in principal, plus accrued interest thereon, was forgiven each month during the twelve-month period ending November 12, 2000; $20,000 in principal, plus accrued interest thereon, is to be forgiven each month during the twenty-four month period ending November 12, 2002; and $10,000 in principal, plus accrued interest thereon, is to be forgiven each month during the final twelve-month period ending November 12, 2003. In the event Mr. Conway’s employment terminates for any reason, the Company may declare the outstanding balance of the loan principal plus accrued interest to be immediately due and payable by Mr. Conway in advance of the scheduled November 12, 2003 repayment date. As of March 31, 2003, the outstanding loan balance under this note was $80,184. Mr. Conway is responsible for payment of associated income and payroll taxes at the times income related to the loan forgiveness is recognized.

      On December 28, 2001, the Company loaned Mr. Conway the sum of $85,000 in order to assist him in paying a portion of the income taxes related to the forgiveness during 2001 of the loan described above. This loan is represented by a promissory note bearing interest at a rate of 2.48% per annum and will be forgiven, provided Mr. Conway remains employed by the Company, on November 12, 2003. In the event Mr. Conway’s employment terminates for any reason, the Company may declare the outstanding balance of the loan principal plus accrued interest to be immediately due and payable by Mr. Conway in advance of the scheduled November 12, 2003 repayment date.

      On November 19, 1999, TSC made a loan of $200,000 to Mr. Cunningham in connection with his employment. This loan was assumed by eLoyalty in connection with the spin-off. The terms of Mr. Cunningham’s promissory note provided for the principal and interest at a rate of 5.57% per annum to be forgiven in full, provided Mr. Cunningham remained employed by the Company (or any parent or subsidiary of the Company) through November 19, 2002. In accordance with the terms of the loan, the entire principal amount and accrued interest totaling $235,316 was forgiven on November 19, 2002. Mr. Cunningham is responsible for payment of associated income and payroll taxes on income recognized as a result this loan forgiveness.

      On February 20, 2001, eLoyalty made a loan of $250,000 to Mr. Istvan in connection with his employment. The terms of Mr. Istvan’s promissory note provide for the principal and interest at a rate of 5.18% per annum to be forgiven in full, provided Mr. Istvan remains employed by the Company through February 20, 2003. In accordance with the terms of the loan, the entire principal amount and accrued interest totaling $276,571 was forgiven on February 20, 2003. Mr. Istvan is responsible for payment of associated income and payroll taxes on income recognized as a result of this loan forgiveness.

      On June 1, 2001, eLoyalty made a loan of $250,000 to Mr. Pollema in connection with his employment. As of March 31, 2003, the outstanding loan balance under the promissory note evidencing this loan was $20,797. The terms of this note provide for the principal and interest at a rate of 4.15% per annum to be forgiven in equal monthly installments ending June 1, 2003, provided Mr. Pollema remains employed by the Company on the applicable forgiveness date. This loan also will be forgiven in full in the event Mr. Pollema’s employment is terminated by the Company for reasons other than serious misconduct (as defined in the agreement by reference to specified acts of misconduct) or in the event that Mr. Pollema terminates his employment pursuant to a constructive discharge (as defined in the agreement by reference to specified adverse changes in his employment circumstances) or by reason of his death or disability. In the event Mr. Pollema voluntarily terminates his employment other than by reason of a constructive discharge or his death or disability, or his employment is terminated by the Company for serious misconduct, the outstanding principal and accrued interest shall become immediately due and payable. Mr. Pollema is responsible for payment of associated income and payroll taxes on income recognized as a result of any loan forgiveness.

Directors

      Mr. Coxe, the Chairman of eLoyalty’s Board of Directors, is a managing director of the general partner of Sutter Hill. Mr. Hoag, also an eLoyalty Director, is a general partner of Technology Crossover Ventures and one of two managing members of TCM III and TCM IV, the general partners of the TCV Funds. As disclosed under “Security Ownership of Certain Beneficial Owners and Management,” as of March 31, 2003, as a result of their respective affiliations with the TCV Funds and Sutter Hill, Mr. Hoag and Mr. Coxe may be deemed to beneficially own approximately 23.7% and 15.7%, respectively, of the then outstanding eLoyalty Stock.

      The Series B Stock that may be deemed to be beneficially owned by Messrs. Hoag and Coxe was purchased in a private placement on December 19, 2001 pursuant to a Share Purchase Agreement, dated September 24, 2001, between eLoyalty and the TCV Funds and entities affiliated with Sutter Hill, as amended. As part of this private placement, eLoyalty, TCV and Sutter Hill entered into an Amended and Restated Investor Rights Agreement. Under that agreement, in October 2002 eLoyalty registered under the Securities Act of 1933 the shares of Common Stock issuable upon the conversion of the Series B Stock issued in the private placement, plus certain previously owned TCV Fund shares (approximately 3.3 million shares of Common Stock in the aggregate). At that time, the parties also entered into a letter agreement that made certain technical changes to the manner in which TCV and Sutter Hill may utilize their registration rights. eLoyalty must maintain the effectiveness of this registration until all of the Common Stock underlying the Series B Stock issued in the private placement can be sold in any and all three-month periods under Rule 144 under the Securities Act of 1933 (without giving effect to Rule 144(k)).

      In addition, in July, 2000, Sutter Hill and various of the TCV Funds agreed with eLoyalty and a fund affiliated with Bain Capital to participate in a new venture fund, eLoyalty Ventures, L.L.C., to be sponsored by eLoyalty. Pursuant to an Operating Agreement providing for the formation, management and operation of this new fund, each of Sutter Hill and such TCV Funds (considered together) made a capital commitment of $5.1 million (each representing approximately 17% of the total committed capital) to eLoyalty Ventures. eLoyalty, through a limited liability company in which it and certain of its officers are expected to invest, made a capital commitment to eLoyalty Ventures of $14.7 million (or approximately 49% of the total committed capital). No capital contributions were made to eLoyalty Ventures and the fund was dissolved in March, 2003.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2004

Deadline for Inclusion in Proxy Statement

      Any stockholder proposal to be considered by eLoyalty for inclusion in the proxy statement and form of proxy for next year’s annual meeting of stockholders must be received by the Corporate Secretary of eLoyalty at eLoyalty’s principal executive offices, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, no later than December 12, 2003 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

      Stockholder proposals that are not intended for inclusion in a proxy statement for an annual meeting, but that stockholders intend to introduce at an annual meeting, as well as proposed stockholder nominations for the election of directors at an annual meeting, must each comply with advance notice procedures set forth in eLoyalty’s By-Laws in order to be brought properly before that annual meeting of stockholders. In addition, with respect to any such stockholder proposals, the Company may utilize discretionary authority conferred by proxy in voting thereon if, among other matters, the stockholder proponent does not give timely notice of the matter to the Company in accordance with such By-Law procedures. In general, written notice of such a stockholder proposal or a director nomination must be delivered to the Corporate Secretary of eLoyalty not less than 75 days nor more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year’s annual meeting of stockholders, the written notice must be received no earlier than February 4, 2004 and no later than February 29, 2004.

      In addition to timing requirements, the advance notice provisions of the By-Laws contain informational content requirements that must also be met. A copy of the By-Law provisions governing these timing procedures and content requirements may be obtained by writing to the Corporate Secretary of eLoyalty at the address specified on the first page of this proxy statement.

      If the presiding officer at the annual meeting of stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, such business will not be transacted or such defective nomination will not be accepted.

INCORPORATION BY REFERENCE

      Notwithstanding anything to the contrary in any of eLoyalty’s other filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, before or after the date of this proxy statement, that incorporate future SEC filings made by eLoyalty, none of the information under “Report of the Audit Committee,” “Stock Performance Graph” or the “Report of the Compensation Committee” under “Executive Compensation” will be incorporated by reference into any of those filings.

ADDITIONAL INFORMATION

      The cost of soliciting proxies will be borne by eLoyalty. In addition to soliciting proxies through the mail, certain employees of eLoyalty may solicit proxies in person, by facsimile or by telephone, without additional compensation. As is customary, eLoyalty will, upon request, reimburse brokers, banks, custodians and other nominee holders of record for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of eLoyalty shares.

      Your vote is important. Please complete the enclosed proxy card with your voting instructions and mail it in the enclosed postage-paid envelope as soon as possible or, if you wish, submit your proxy with voting instructions by telephone or through the Internet by following the instructions on the proxy card.

By Order of the Board of Directors,

Timothy J. Cunningham, Corporate Secretary

The Company will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to Timothy J. Cunningham, Corporate Secretary, eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BELOW. IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED FOR ITEMS 1 & 2 BELOW. THIS PROXY REVOKES ANY PROXY PREVIOUSLY GIVEN.

Please mark your votes as indicated in this example	☒

1.	To elect (01) Tench Coxe and (02) John T. Kohler as Class I Directors for a three-year term. If either such nominee should be unavailable, the proxies or any of them may vote for a substitute nominee at their discretion.

FOR all nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY To vote for all nominees listed to the left ☐

(Instruction: To withhold authority to vote for either nominee, write that nominee’s name in the space provided below.)

2.	To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as eLoyalty’s independent accountants for 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

I plan to attend the meeting.   ☐

SIGNATURE	SIGNATURE	DATE	,	2003

PLEASE SIGN ABOVE EXACTLY AS NAME(S) APPEAR(S) HEREON. (WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., GIVE TITLE AS SUCH. IF JOINT ACCOUNT, EACH JOINT OWNER SHOULD SIGN.)

– FOLD AND DETACH HERE –

VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11PM EASTERN TIME
THE DAY PRIOR TO ANNUAL MEETING DAY.

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

INTERNET

http://www.eproxy.com/ELOY

Use the Internet to vote your proxy. Have
your proxy card in hand when you access the
web site. You will be prompted to enter
your control number, located in the box
below, to create and submit an electronic
ballot.

OR

TELEPHONE

1-800-435-6710

Use any touch-tone telephone to vote your
proxy. Have your proxy card in hand when
you call. You will be prompted to enter
your control number, located in the box
below, and then follow the directions
given.

OR

MAIL

Mark, sign and date
your proxy card
and
return it in the
enclosed postage-paid
envelope.

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

PROXY	eLOYALTY CORPORATION	PROXY
ANNUAL MEETING OF
STOCKHOLDERS
MAY 14, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints and constitutes KELLY D. CONWAY, TIMOTHY J. CUNNINGHAM and ROBERT S. WERT, and each or any of them, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present and acting and with power of substitution to each, for and in the name of the undersigned to vote and act at the Annual Meeting of Stockholders of eLoyalty Corporation to be held at the Hawthorn Suites, 10 Westminster Way, Lincolnshire, Illinois, on Wednesday, May 14, 2003 at 9:00 a.m. and at any postponement or adjournment thereof, with respect to all shares of (1) eLoyalty Common Stock, par value $0.01 per share, and (2) eLoyalty 7% Series B Convertible Preferred Stock, par value $0.01 per share, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, subject to any direction indicated on the reverse side of this card. IF DIRECTIONS ARE NOT GIVEN, THE PROXIES WILL VOTE FOR EACH OF THE PROPOSALS SHOWN ON THE REVERSE SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE)

– FOLD AND DETACH HERE –

eLOYALTY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, MAY 14, 2003
9:00 A.M.

Hawthorn Suites
10 Westminster Way
Lincolnshire, IL 60069

IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE DETACH
THIS PORTION OF THE PROXY CARD AND BRING IT WITH YOU.
IT WILL SERVE AS YOUR ADMISSION TICKET.